                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. New)

                           PHASE FORWARD INCORPORATED
                           --------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)

                                    71721R406
                                  ------------
                                 (CUSIP Number)

                                December 31, 2004
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

CUSIP No. 71721R406                   13G                     Page 2 of 29 Pages
--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SCHRODER VENTURE MANAGERS LIMITED
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            BERMUDA
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER --0--
                                ------------------------------------------------
  NUMBER OF SHARES              6.    SHARED VOTING POWER 1,655,564
    BENEFICIALLY                ------------------------------------------------
   OWNED BY EACH                7.    SOLE DISPOSITIVE POWER --0--
     REPORTING                  ------------------------------------------------
    PERSON WITH                 8.    SHARED DISPOSITIVE POWER 1,655,564
--------------------------------------------------------------------------------

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,655,564
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO
--------------------------------------------------------------------------------

CUSIP No. 71721R406                   13G                     Page 3 of 29 Pages
--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SCHRODER VENTURE MANAGERS INC.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            NEW YORK
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER --0--
  NUMBER OF SHARES              ------------------------------------------------
    BENEFICIALLY                6.    SHARED VOTING POWER 1,655,564
   OWNED BY EACH                ------------------------------------------------
    REPORTING                   7.    SOLE DISPOSITIVE POWER --0--
   PERSON WITH                  ------------------------------------------------
                                8.    SHARED DISPOSITIVE POWER 1,655,564
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,655,564
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            CO
--------------------------------------------------------------------------------

CUSIP No. 71721R406                   13G                     Page 4 of 29 Pages
--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND II L.P.1
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER --0--
    NUMBER OF                   ------------------------------------------------
     SHARES                     6.    SHARED VOTING POWER 1,655,564
  BENEFICIALLY                  ------------------------------------------------
  OWNED BY EACH                 7.    SOLE DISPOSITIVE POWER --0--
    REPORTING                   ------------------------------------------------
  PERSON WITH                   8.    SHARED DISPOSITIVE POWER 1,655,564
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,655,564
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
--------------------------------------------------------------------------------

CUSIP No. 71721R406                   13G                     Page 5 of 29 Pages
--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND II L.P.2
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER --0--
    NUMBER OF                   ------------------------------------------------
     SHARES                     6.    SHARED VOTING POWER 1,655,564
  BENEFICIALLY                  ------------------------------------------------
  OWNED BY EACH                 7.    SOLE DISPOSITIVE POWER --0--
   REPORTING                    ------------------------------------------------
  PERSON WITH                   8.    SHARED DISPOSITIVE POWER 1,655,564
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,655,564
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
--------------------------------------------------------------------------------

CUSIP No. 71721R406                   13G                     Page 6 of 29 Pages
--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND II L.P.3
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER --0--
    NUMBER OF                   ------------------------------------------------
     SHARES                     6.    SHARED VOTING POWER 1,655,564
  BENEFICIALLY                  ------------------------------------------------
  OWNED BY EACH                 7.    SOLE DISPOSITIVE POWER --0--
    REPORTING                   ------------------------------------------------
   PERSON WITH                  8.    SHARED DISPOSITIVE POWER 1,655,564
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,655,564
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
--------------------------------------------------------------------------------

CUSIP No. 71721R406                    13G                    Page 7 of 29 Pages
--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND II STRATEGIC PARTNERS L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------
                     5.    SOLE VOTING POWER --0--
 NUMBER OF           -----------------------------------------------------------
  SHARES             6.    SHARED VOTING POWER 1,655,564
BENEFICIALLY         -----------------------------------------------------------
OWNED BY EACH        7.    SOLE DISPOSITIVE POWER --0--
  REPORTING          -----------------------------------------------------------
PERSON WITH          8.    SHARED DISPOSITIVE POWER 1,655,564
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,655,564
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.1%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
--------------------------------------------------------------------------------

CUSIP No. 71721R406               13G                        Page 8 of 29 Pages
-------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      SITCO NOMINEES LTD. VC 01903 AS NOMINEE OF SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND II GROUP CO-INVESTMENT SCHEME
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            BERMUDA
--------------------------------------------------------------------------------
                     5.    SOLE VOTING POWER --0--
 NUMBER OF           -----------------------------------------------------------
  SHARES             6.    SHARED VOTING POWER 1,655,564
BENEFICIALLY         -----------------------------------------------------------
OWNED BY EACH        7.    SOLE DISPOSITIVE POWER --0--
  REPORTING          -----------------------------------------------------------
PERSON WITH          8.    SHARED DISPOSITIVE POWER 1,655,564
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,655,564
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO
--------------------------------------------------------------------------------

CUSIP No. 71721R406               13G                        Page 9 of 29 Pages
-------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SV (NOMINEES) LIMITED AS NOMINEE OF SCHRODER VENTURES INVESTMENTS LIMITED
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            GUERNSEY
--------------------------------------------------------------------------------
                     5.    SOLE VOTING POWER --0--
 NUMBER OF           -----------------------------------------------------------
  SHARES             6.    SHARED VOTING POWER 1,655,564
BENEFICIALLY         -----------------------------------------------------------
OWNED BY EACH        7.    SOLE DISPOSITIVE POWER --0--
  REPORTING          -----------------------------------------------------------
PERSON WITH          8.    SHARED DISPOSITIVE POWER 1,655,564
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,655,564
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO
--------------------------------------------------------------------------------

CUSIP No. 71721R406                  13G                     Page 10 of 29 Pages
--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            PETER EVERSON
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED KINGDOM
--------------------------------------------------------------------------------
                     5.    SOLE VOTING POWER --0--
 NUMBER OF           -----------------------------------------------------------
  SHARES             6.    SHARED VOTING POWER 1,655,564
BENEFICIALLY         -----------------------------------------------------------
OWNED BY EACH        7.    SOLE DISPOSITIVE POWER --0--
  REPORTING          -----------------------------------------------------------
PERSON WITH          8.    SHARED DISPOSITIVE POWER 1,655,564
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,655,564
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
--------------------------------------------------------------------------------

CUSIP No. 71721R406                 13G                      Page 11 of 29 Pages
--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            DEBORAH SPEIGHT
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED KINGDOM
--------------------------------------------------------------------------------
                     5.    SOLE VOTING POWER --0--
 NUMBER OF           -----------------------------------------------------------
  SHARES             6.    SHARED VOTING POWER 1,655,564
BENEFICIALLY         -----------------------------------------------------------
OWNED BY EACH        7.    SOLE DISPOSITIVE POWER --0--
  REPORTING          -----------------------------------------------------------
PERSON WITH          8.    SHARED DISPOSITIVE POWER 1,655,564
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,655,564
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
--------------------------------------------------------------------------------

CUSIP No. 71721R406                 13G                      Page 12 of 29 Pages
--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            NICOLA WALKER
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED KINGDOM
--------------------------------------------------------------------------------
                     5.    SOLE VOTING POWER --0--
 NUMBER OF           -----------------------------------------------------------
  SHARES             6.    SHARED VOTING POWER 1,655,564
BENEFICIALLY         -----------------------------------------------------------
OWNED BY EACH        7.    SOLE DISPOSITIVE POWER --0--
  REPORTING          -----------------------------------------------------------
PERSON WITH          8.    SHARED DISPOSITIVE POWER 1,655,564
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,655,564
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
--------------------------------------------------------------------------------

CUSIP No. 71721R406                    13G                   Page 13 of 29 Pages
--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             GARY CARR
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

             CANADA
--------------------------------------------------------------------------------
                        5.    SOLE VOTING POWER --0--
   NUMBER OF            --------------------------------------------------------
     SHARES             6.    SHARED VOTING POWER 1,655,564
  BENEFICIALLY          --------------------------------------------------------
 OWNED BY EACH          7.    SOLE DISPOSITIVE POWER --0--
   REPORTING            --------------------------------------------------------
  PERSON WITH           8.    SHARED DISPOSITIVE POWER 1,655,564
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,655,564
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             IN
--------------------------------------------------------------------------------

CUSIP No. 71721R406                    13G                   Page 14 of 29 Pages
--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             DOUGLAS MELLO
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

             BERMUDA
--------------------------------------------------------------------------------
                        5.    SOLE VOTING POWER --0--
   NUMBER OF            --------------------------------------------------------
    SHARES              6.    SHARED VOTING POWER 1,655,564
 BENEFICIALLY           --------------------------------------------------------
 OWNED BY EACH          7.    SOLE DISPOSITIVE POWER --0--
  REPORTING             --------------------------------------------------------
  PERSON WITH           8.    SHARED DISPOSITIVE POWER 1,655,564
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,655,564
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             IN
--------------------------------------------------------------------------------

CUSIP No. 71721R406                    13G                   Page 15 of 29 Pages
--------------------------------------------------------------------------------

ITEM 1(a).  NAME OF ISSUER:

            Phase Forward Incorporated (the "Issuer")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            880 Winter Street
            Waltham, MA  02451

ITEM 2(a).  NAME OF PERSON FILING:

            This statement is being filed by the following persons:

                  (i) Schroder Ventures International Life Sciences Fund II L.P.1 ("SVILSF II LP1"), Schroder Ventures International Life Sciences Fund II L.P.2 ("SVILSF II LP2"), Schroder Ventures International Life Sciences Fund II L.P.3 ("SVILSF II LP3"), Schroder Ventures International Life Sciences Fund II Strategic Partners L.P. ("SVILSF II Strategic Partners"), SITCO Nominees Ltd. VC 01903 as Nominee of Schroder Ventures International Life Sciences Fund II Group Co-Investment Scheme ("SVILSF II Co-Investment"), and SV (Nominees) Limited as Nominee of Schroder Venture Investments Limited ("SVIL") (collectively, the "Funds"), direct owners of the shares of Common Stock of the Issuer;

                  (ii) Schroder Venture Managers Inc., a New York corporation ("SVMI"), and General Partner of SVILSF II LP1, SVILSF II LP2, SVILSF II LP3, and SVILSF II Strategic Partners;

                  (iii) Schroder Venture Managers Limited, a Bermuda limited company ("SVML"), and fund manager to SVMI;

                  (iv)  Peter Everson ("Everson"), a director of SVML;

                  (v)   Deborah Speight ("Speight"), a director of SVML;

                  (vi)  Nicola Walker ("Walker"), a director of SVML;

                  (vii) Gary Carr ("Carr"), a director of SVML; and

                  (viii) Douglas Mello ("Mello"), an officer of SVML.

            SVILSF II LP1, SVILSF II LP2, SVILSF II LP3, and SVILSF II Strategic Partners, SVILSF II Co-Investment, SVIL, SVMI, SVML, Everson, Speight, Walker, Carr, and Mello are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

CUSIP No. 71721R406                    13G                   Page 16 of 29 Pages
--------------------------------------------------------------------------------

            Address for SVILSF II LP1, SVILSF II LP2, SVILSF II LP3, and SVILSF II Strategic Partners, SVILSF II Co-Investment, SVIL, SVMI, SVML, Everson, Speight, Walker, Carr, and Mello:

            c/o SV Life Sciences Advisers Inc.
            60 State Street
            Boston, MA 02109

ITEM 2(c).  CITIZENSHIP:

            SVILSF II LP1 - Delaware
            SVILSF II LP2 - Delaware
            SVILSF II LP3 - Delaware
            SVILSF II Strategic Partners - Delaware
            SVILSF II Co-Investment - Bermuda
            SVIL - Guernsey
            SVMI - New York
            SVML - Bermuda
            Everson - United Kingdom
            Speight - United Kingdom
            Walker - United Kingdom
            Carr - Canada
            Mello - Bermuda

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.01 per share

ITEM 2(e).  CUSIP NUMBER:

            71721R406

ITEM 3.     Not applicable.

ITEM 4.     OWNERSHIP.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in
            Item 1.

            For SVILSF II LP1, SVILSF II LP2, SVILSF II LP3, and SVILSF II Strategic Partners, SVILSF II Co-Investment, SVIL, SVMI, SVML, Everson, Speight, Walker, Carr, and Mello:

            (a)   Amount beneficially owned: 1,655,564 shares of Common Stock

            (b)   Percent of class: 5.1%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: --0--

CUSIP No. 71721R406                    13G                   Page 17 of 29 Pages
--------------------------------------------------------------------------------

                  (ii)  Shared power to vote or to direct the vote: 1,655,564

                  (iii) Sole power to dispose or to direct the disposition of:
                        --0--

                  (iv)  Shared power to dispose or to direct the disposition of:
                        1,655,564

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            The shares beneficially owned by SVILSF II LP1, SVILSF II LP2, SVILSF II LP3, and SVILSF II Strategic Partners, SVILSF II Co-Investment, SVIL, SVMI, SVML, Everson, Speight, Walker, Carr, and Mello are directly owned by the Funds. SVILSF II LP1, SVILSF II LP2, SVILSF II LP3, SVILSF II Strategic Partners, SVILSF II Co-Investment, and SVIL, each individually own less than 5% of the shares. SVML serves as the fund manager to SVMI. SVILSF II LP1, SVILSF II LP2, SVILSF II LP3, SVILSF II Strategic Partners, SVILSF II Co-Investment, and SVIL are contractually obligated to act consistent with the investment recommendations and decisions of SVMI. Each of SVMI, SVML, Everson, Speight, Walker, Carr, and Mello have the power to direct the dividends from or the proceeds of the sale of the shares owned by the Funds.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

CUSIP No. 71721R406                    13G                   Page 18 of 29 Pages
--------------------------------------------------------------------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 14, 2005
                                      -------------------------------------
                                                     Date

                                      SCHRODER VENTURE MANAGERS INC.

                                      By:  Its Director,

                                      /s/ Deborah Speight
                                      -------------------------------------
                                                    Signature

                                      Deborah Speight, Authorized Signatory
                                      -------------------------------------
                                                    Name/Title

                                      SCHRODER VENTURE MANAGERS LIMITED

                                      By:  Its Director,

                                      /s/ Deborah Speight
                                      -------------------------------------
                                                    Signature

                                      Deborah Speight, Authorized Signatory
                                      -------------------------------------
                                                    Name/Title

CUSIP No. 71721R406                    13G                   Page 19 of 29 Pages
--------------------------------------------------------------------------------

                                      SCHRODER VENTURES INTERNATIONAL LIFE
                                      SCIENCES FUND II L.P.1

                                      By: Schroder Venture Managers, Inc.,
                                          its General Partner

                                      /s/ Deborah Speight /s/ Nicola Walker
                                      ------------------------------------------
                                                         Signature

                                      Deborah Speight, Nicola Walker, Authorized
                                      Signatories
                                      ------------------------------------------
                                                        Name/Title

                                      SCHRODER VENTURES INTERNATIONAL LIFE
                                      SCIENCES FUND II L.P.2

                                      By: Schroder Venture Managers, Inc.,
                                          its General Partner

                                      /s/ Deborah Speight /s/ Nicola Walker
                                      ------------------------------------------
                                                         Signature

                                      Deborah Speight, Nicola Walker, Authorized
                                      Signatories
                                      ------------------------------------------
                                                        Name/Title

                                      SCHRODER VENTURES INTERNATIONAL LIFE
                                      SCIENCES FUND II L.P.3

                                      By: Schroder Venture Managers, Inc.,
                                          its General Partner

                                      /s/ Deborah Speight /s/ Nicola Walker
                                      ------------------------------------------
                                                         Signature

                                      Deborah Speight, Nicola Walker, Authorized
                                      Signatories
                                      ------------------------------------------
                                                        Name/Title

CUSIP No. 71721R406                    13G                   Page 20 of 29 Pages
--------------------------------------------------------------------------------

                                    SITCO NOMINEES LTD. VC 01903 AS NOMINEE OF
                                    SCHRODER VENTURES INTERNATIONAL LIFE
                                    SCIENCES FUND II GROUP CO-INVESTMENT SCHEME

                                    By: SITCO Nominees Ltd. VC 01903

                                    /s/ Deborah Speight    /s/ Nicola Walker
                                    --------------------------------------------
                                                       Signature

                                    Deborah Speight, Nicola Walker, Authorized
                                    Signatories
                                    --------------------------------------------
                                                        Name/Title

                                    SCHRODER VENTURES INTERNATIONAL LIFE
                                    SCIENCES FUND II STRATEGIC PARTNERS L.P.

                                    By: Schroder Venture Managers Inc.,
                                        its General Partner

                                    /s/ Deborah Speight      /s/ Nicola Walker
                                    --------------------------------------------
                                                       Signature

                                    Deborah Speight, Nicola Walker, Authorized
                                    Signatories
                                    --------------------------------------------
                                                        Name/Title

                                    SV (NOMINEES) LIMITED AS NOMINEE OF SCHRODER
                                    VENTURES INVESTMENTS LIMITED

                                    By: SV (Nominees) Limited

                                    /s/ John Marren
                                    --------------------------------------------
                                                       Signature

                                    John Marren, Authorized Signatory
                                    --------------------------------------------
                                                        Name/Title

                                    NICOLA WALKER, in her capacity as director of Schroder Venture Managers Limited

                                    /s/ Nicola Walker
                                    --------------------------------------------
                                                       Signature

                                    Nicola Walker, Director
                                    --------------------------------------------
                                                      Name/Title

CUSIP No. 71721R406                    13G                   Page 21 of 29 Pages
--------------------------------------------------------------------------------

                                    GARY CARR, in his capacity as director of Schroder Venture Managers Limited

                                    /s/ Gary Carr*
                                    --------------------------------------------
                                                       Signature

                                    Gary Carr, Director
                                    --------------------------------------------
                                                      Name/Title

                                    PETER EVERSON, in his capacity as director of Schroder Venture Managers Limited

                                    /s/ Peter Everson*
                                    --------------------------------------------
                                                       Signature

                                    Peter Everson, Director
                                    --------------------------------------------
                                                      Name/Title

                                    DEBORAH SPEIGHT, in her capacity as director of Schroder Venture Managers Limited

                                    /s/ Deborah Speight
                                    --------------------------------------------
                                                       Signature

                                    Deborah Speight, Director
                                    --------------------------------------------
                                                      Name/Title

                                    DOUGLAS MELLO, in his capacity as an officer of Schroder Venture Managers Limited

                                    /s/ Douglas Mello*
                                    --------------------------------------------
                                                        Signature

                                    Douglas Mello, Secretary
                                    --------------------------------------------
                                                      Name/Title

                                    *Signed pursuant to attached Power of
                                    Attorney.

CUSIP No. 71721R406                    13G                  Page  22 of 29 Pages
--------------------------------------------------------------------------------

                                  EXHIBIT INDEX

Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Exhibit 2.  Limited Power of Attorney

CUSIP No. 71721R406               13G                        Page 23 of 29 Pages
--------------------------------------------------------------------------------

                                                                       EXHIBIT 1

               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or its knows or has reason to believe that such information is inaccurate.

                                 SCHRODER VENTURE MANAGERS INC.

                                 By: Its Director,

                                 /s/ Deborah Speight
                                 ---------------------------------------
                                                Signature

                                 Deborah Speight, Authorized Signatory
                                 ---------------------------------------
                                                Name/Title

                                 SCHRODER VENTURE MANAGERS LIMITED

                                 By: Its Director,

                                 /s/ Deborah Speight
                                 ---------------------------------------
                                                Signature

                                 Deborah Speight, Authorized Signatory
                                 ---------------------------------------
                                                Name/Title

CUSIP No. 71721R406               13G                        Page 24 of 29 Pages
--------------------------------------------------------------------------------

                                 SCHRODER VENTURES INTERNATIONAL LIFE
                                 SCIENCES FUND II L.P.1

                                 By: Schroder Venture Managers, Inc.,
                                     its General Partner

                                 /s/ Deborah Speight /s/ Nicola Walker
                                 ---------------------------------------
                                                 Signature

                                 Deborah Speight, Nicola Walker, Authorized
                                 Signatories
                                 ------------------------------------------
                                                  Name/Title

                                 SCHRODER VENTURES INTERNATIONAL LIFE
                                 SCIENCES FUND II L.P.2

                                 By: Schroder Venture Managers, Inc.,
                                     its General Partner

                                 /s/ Deborah Speight /s/ Nicola Walker
                                 ---------------------------------------
                                                Signature

                                 Deborah Speight, Nicola Walker, Authorized
                                 Signatories
                                 ------------------------------------------
                                                  Name/Title

                                 SCHRODER VENTURES INTERNATIONAL LIFE
                                 SCIENCES FUND II L.P.3

                                 By: Schroder Venture Managers, Inc.,
                                     its General Partner

                                 /s/ Deborah Speight /s/ Nicola Walker
                                 ---------------------------------------
                                                Signature

                                 Deborah Speight, Nicola Walker, Authorized
                                 Signatories
                                 ------------------------------------------
                                                 Name/Title

CUSIP No. 71721R406               13G                        Page 25 of 29 Pages
--------------------------------------------------------------------------------

                                 SITCO NOMINEES LTD. VC 01903 AS NOMINEE
                                 OF SCHRODER VENTURES INTERNATIONAL
                                 LIFE SCIENCES FUND II GROUP CO-
                                 INVESTMENT SCHEME

                                 By: SITCO Nominees Ltd. VC 01903

                                 /s/ Deborah Speight /s/ Nicola Walker
                                 ------------------------------------------
                                                  Signature

                                 Deborah Speight, Nicola Walker, Authorized
                                 Signatories
                                 ------------------------------------------
                                                 Name/Title

                                 SCHRODER VENTURES INTERNATIONAL LIFE
                                 SCIENCES FUND II STRATEGIC PARTNERS L.P.

                                 By: Schroder Venture Managers Inc.,
                                     its General Partner

                                 /s/ Deborah Speight /s/ Nicola Walker
                                 -------------------------------------
                                               Signature

                                 Deborah Speight, Nicola Walker, Authorized
                                 Signatories
                                 ------------------------------------------
                                                 Name/Title

                                 SV (NOMINEES) LIMITED AS NOMINEE OF
                                 SCHRODER VENTURES INVESTMENTS LIMITED

                                 By: SV (Nominees) Limited

                                 /s/ John Marren
                                 ------------------------------------------
                                                  Signature

                                 John Marren, Authorized Signatory
                                 ------------------------------------------
                                                 Name/Title

CUSIP No. 71721R406               13G                        Page 26 of 29 Pages
--------------------------------------------------------------------------------

                                 NICOLA WALKER, in her capacity as director of Schroder Venture Managers Limited

                                 /s/ Nicola Walker
                                 ------------------------------------------
                                                  Signature

                                 Nicola Walker, Director
                                 ------------------------------------------
                                                 Name/Title

                                 GARY CARR, in his capacity as director of Schroder Venture Managers Limited

                                 /s/ Gary Carr*
                                 ------------------------------------------
                                                  Signature

                                 Gary Carr, Director
                                 ------------------------------------------
                                                 Name/Title

                                 PETER EVERSON, in his capacity as director of Schroder Venture Managers Limited

                                 /s/ Peter Everson*
                                 ------------------------------------------
                                                  Signature

                                 Peter Everson, Director
                                 ------------------------------------------
                                                 Name/Title

                                 DEBORAH SPEIGHT, in her capacity as director of Schroder Venture Managers Limited

                                 /s/ Deborah Speight
                                 ------------------------------------------
                                                  Signature

                                 Deborah Speight, Director
                                 ------------------------------------------
                                                 Name/Title

CUSIP No. 71721R406               13G                        Page 27 of 29 Pages
--------------------------------------------------------------------------------

                                 DOUGLAS MELLO, in his capacity as an officer of Schroder Venture Managers Limited

                                 /s/ Douglas Mello*
                                 ------------------------------------------
                                                  Signature

                                 Douglas Mello, Secretary
                                 ------------------------------------------
                                                 Name/Title

                                 *Signed pursuant to attached Power of Attorney.

CUSIP No. 71721R406               13G                        Page 28 of 29 Pages
--------------------------------------------------------------------------------

                                                                       EXHIBIT 2

                   LIMITED POWER OF ATTORNEY FOR FILINGS UNDER
                   THE SECURITIES ACT OF 1933, AS AMENDED AND
                 THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Know all by these presents, that the undersigned hereby constitute and appoint Gary Carr, Peter Everson, Douglas Mello, Deborah Speight and Nicola Walker, or any one of them, with full power of substitution, as the undersigned's true and lawful attorneys-in-fact and agents to:

      (1) execute for and on behalf of the undersigned, in the undersigned's capacity as: (a) a director of Schroder Ventures Managers Limited, (b) a director of Schroder Ventures Managers Inc., or (c) in the undersigned's individual capacity, all documents, certificates, instruments, statements, filings and agreements ("documents") to be filed with or delivered in accordance with the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder;

      (2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute and timely file any such documents with the United States Securities and Exchange Commission (the "SEC") and any stock exchange or similar authority; and

      (3) take any other action of any type whatsoever that, in the opinion of such attorneys-in-fact, may be necessary or desirable in connection with the foregoing authority, it being understood that the documents executed by such attorneys-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorneys-in-fact may approve.

The undersigned hereby grants to such attorneys-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorneys-in-fact, or such attorneys-in-fact's substitute or substitutes, have lawfully done or cause to be done or shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, any of the undersigned's responsibilities to comply with the Act.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file documents under the Securities Act and the Exchange Act with respect to securities held by the undersigned, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact. This Power of Attorney may be filed with the SEC as a confirming statement of the authority granted herein.

                            [SIGNATURE PAGE FOLLOWS]

CUSIP No. 71721R406               13G                        Page 29 of 29 Pages
--------------------------------------------------------------------------------

IN WITNESS WHEREOF, the undersigned have caused this Limited Power of Attorney to be executed as of this 14th day of February, 2005.

                                 /s/ Gary Carr
                                 ------------------------------
                                 Gary Carr

                                 /s/ Peter Everson
                                 ------------------------------
                                 Peter Everson

                                 /s/ Douglas Mello
                                 ------------------------------
                                 Douglas Mello

                                 /s/ Deborah Speight
                                 ------------------------------
                                 Deborah Speight

                                 /s/ Nicola Walker
                                 ------------------------------
                                 Nicola Walker